UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2010

GULFSTREAM INTERNATIONAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33884	20-3973956
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3201 Griffin Road, 4th Floor, Ft. Lauderdale, Florida 33312
Telephone No.: (954) 985-1500
(Address and telephone number of Registrant's principal
executive offices and principal place of business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 31, 2010, Gulfstream International Group, Inc. (the “Company”) consummated the first closing under a Series A Convertible Preferred Stock Purchase Agreement (the “Purchase Agreement”) with 17 accredited investors (the “Investors”) pursuant to which the Company sold to the Investors (i) an aggregate of 118,500 shares of Series A Convertible Preferred Stock, par value $0.001 and stated value $10.00 per share (the “Preferred Shares”), convertible into 1,185,000 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”); and (ii) 5-year warrants to purchase an aggregate of 592,500 shares of Common Stock (the “Warrants”), representing 50% of the number of shares of Common Stock issuable upon conversion of the Preferred Shares, for aggregate gross proceeds of $1,043,000 (the “Offering”). The Warrants expire on March 31, 2013 and are exercisable into shares of Common Stock at an exercise price equal to $1.75 per share, subject to adjustment as set forth in the Warrants.

Pursuant to the Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock of the Company which was filed with the State of Delaware on March 31, 2010 (the “Certificate of Designation”), each Preferred Share is convertible into 10 shares of Common Stock. In addition, the Preferred Shares pay an annual dividend at the rate of 12% per annum, payable quarterly, on the last business day of each December, March, June and September (each a “Dividend Payment Date”), payable on each Dividend Payment Date as follows: (i) 60% of each quarterly dividend (based on an annual rate of 7% per annum) shall be payable in cash, and (ii) 40% of each quarterly dividend (based on an annual rate of 5% per annum) shall be payable either in cash, or at the sole option of the Company, in additional shares of Common Stock, calculated for such purposes by dividing the amount of the quarterly dividend then payable by 100% of the market price of the Common Stock on such Dividend Payment Date.  Unless previously converted into Common Stock, all Preferred Shares outstanding on the earlier to occur of (a) the date on which the average of the market prices of the Common Stock for any 20 consecutive trading days shall be $2.00 or higher, or (b) 5 years from the Preferred Shares issuance date, shall be automatically converted into Common Stock at the Conversion Price then in effect.

In addition, on March 31, 2010, 4 of the 7 purchasers of the Company’s units consisting of one share of Common Stock (the “Shares”), and warrants to purchase three-quarters of a share of Common Stock (the “Prior Warrants”) which was consummated on January 29, 2010 (the “Prior Offering”), entered into a letter agreement with the Company (the “Exchange Agreement”) pursuant to which such purchasers agreed to exchange their Shares and Prior Warrants for Preferred Shares and Warrants, under the same terms and conditions applicable to Investors in the Offering.  Such purchasers also agreed that the Company shall have no further obligations or liabilities in connection with the transaction documents executed and delivered with respect to the Prior Offering, including, without limitation, the Unit Purchase Agreement, the Registration Rights Agreement and the Prior Warrant, each dated as of January 29, 2010, and each of which are terminated in any and all respects.

On March 31, 2010, the Company and the Investors entered into a Registration Rights Agreement under which the Company is obligated to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) registering the shares of Common Stock issuable upon conversion of the Preferred Shares and upon exercise of the Warrants for resale by the Investors on or prior to April 30, 2010 (the “Filing Date”).  In addition, the Company agreed to use its best efforts to cause the SEC to declare the Registration Statement effective by the earlier of (i) 150 days following the Filing Date; and (ii) 180 days following the Filing Date if the SEC conducts a full review of the Registration Statement.

In connection with the first closing of the Offering, the Company paid/issued the placement agent (i) cash commissions in the amount of 9% of the total purchase price received by the Company in the first closing; (ii) a non-accountable expense allowance equal to 2% of the total purchase price received by the Company in the first closing; and (iii) Warrants to purchase 114,730 shares of Common Stock, which represents 11% of the total purchase price received by the Company in the first closing.

The foregoing is a summary of certain material terms and conditions of the Purchase Agreement, the Certificate of Designation, the Warrants, the Registration Rights Agreement and the Exchange Agreement, and not a complete discussion of such agreements.  Accordingly, the foregoing is qualified in its entirety by reference to the full text of those agreements attached to this Current Report on Form 8-K in Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, and incorporated herein by reference.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

The disclosure set forth in Item 1.01 to this Current Report is incorporated into this item by reference.  The Company’s issuance of the Preferred Shares and Warrants were made in reliance upon the exemption from registration for non-public offerings under §4(2) of the Securities Act of 1933, as amended.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

 (c) Shell company transactions.

Not applicable.

(d) Exhibits.

Exhibit Number	Description

10.1	Form of Series A Convertible Preferred Stock Purchase Agreement.

10.2	Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock of Gulfstream International Group dated as of March 31, 2010.

10.3	Form of Warrant.

10.4	Form of Registration Rights Agreement.

10.5	Form of Exchange Letter Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULFSTREAM INTERNATIONAL GROUP, INC.

Date: April 5, 2010	By:	/s/ David F. Hackett
David F. Hackett
Chief Executive Officer